Exhibit 10.1

EXECUTION VERSION

fourth AMENDMENT TO Loan and Servicing Agreement (this “Amendment”), dated as of June 28, 2022 (the “Amendment Date”), among FBCC Lending I, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”), Franklin BSP Capital Adviser L.L.C., as servicer (the “Servicer”), Morgan Stanley Bank, N.A. and Canadian Imperial Bank of Commerce, as lenders (each a “Lender” and collectively the “Lenders”), and Morgan Stanley Asset Funding, Inc., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent, and the Servicer are party to that certain Loan and Servicing Agreement, dated as of March 15, 2021 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, the Servicer, Franklin BSP Capital Corporation, as the transferor, each of the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, U.S. Bank Trust Company, National Association, as the collateral agent, and U.S. Bank National Association, as the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and

WHEREAS, the Borrower, the Lenders, the Administrative Agent, and the Servicer desire to amend certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.      Defined Terms.

Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1.      As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1.      The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such date as though made on and as of such date (other than any representation and warranty that is made as of a specific date, which representation and warranty was true in all material respects as of such date).

ARTICLE IV

Conditions Precedent

SECTION 4.1.      This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a)            its execution and delivery by each party hereto;

(b)            the Administrative Agent’s receipt of a legal opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(c)            the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer; and

(d)            the payment by the Borrower in immediately available funds of all fees (including reasonable and documented fees, disbursements and other charges of outside counsel to the Administrative Agent) to be received on the Amendment Date.

ARTICLE V

Miscellaneous

SECTION 5.1.      Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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SECTION 5.2.      Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3.      Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 5.4.      Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5.      Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

FBCC LENDING I, LLC

By:	/s/ Nina Baryski
Name: Nina Baryski
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

SERVICER:

FRANKLIN BSP CAPITAL ADVISER L.L.C.

By:	/s/ Nina Baryski
Name: Nina Baryski
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY ASSET FUNDING, INC.

By:	/s/ Dave Wasserman
Name: Dave Wasserman
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Lilia Dobreva
Name: Lilia Dobreva
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

LENDER:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Kathryn Lagroix
Name: Kathryn Lagroix
Title: Managing Director

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

Appendix A

Conformed Loan and Servicing Agreement

[see attached]

EXECUTION VERSION

Conformed through ~~Third~~Fourth Amendment dated ~~January 31,~~June 28, 2022

Up to U.S. $~~300,000,000~~400,000,000

LOAN AND SERVICING AGREEMENT

Dated as of March 15, 2021

among

FBCC LENDING I, LLC,
as the Borrower

FRANKLIN BSP CAPITAL CORPORATION,
as the Transferor

FRANKLIN BSP CAPITAL ADVISER L.L.C.,
as the Servicer

MORGAN STANLEY ASSET FUNDING, INC.,
as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as the Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,
as the Account Bank and the Collateral Custodian

TABLE OF CONTENTS

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Section 4.03	Representations and Warranties of the Servicer	101
Section 4.04	Representations and Warranties of the Collateral Agent	105
Section 4.05	Representations and Warranties of the Collateral Custodian	106

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 LIST OF SCHEDULES, EXHIBITS AND ANNEXES

SCHEDULES

SCHEDULE I	-	Conditions Precedent Documents
SCHEDULE II	-	Eligibility Criteria
SCHEDULE III	-	Agreed-Upon Procedures for Independent Public Accountants
SCHEDULE IV	-	Loan Asset Schedule
SCHEDULE V	-	Diversity Score Calculation
SCHEDULE VI	-	Industry Classification
SCHEDULE VII	-	Specified Industries
SCHEDULE VIII	-	Pre-Approved Loan Assets

ANNEXES

ANNEX A	-	Commitments

EXHIBITS

EXHIBIT A	-	Form of Approval Notice
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Disbursement Request
EXHIBIT D	-	Form of Notice of Borrowing
EXHIBIT E	-	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT F	-	Form of Notice of Termination/Permanent Reduction
EXHIBIT G	-	Form of Certificate of Closing Attorneys
EXHIBIT H	-	Form of Servicing Report
EXHIBIT I	-	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT J	-	Form of Release of Required Loan Documents
EXHIBIT K	-	Form of Assignment and Acceptance
EXHIBIT L	-	Forms of U.S. Tax Compliance Certificates
EXHIBIT M	-	Form of Joinder Supplement
EXHIBIT N	-	Form of Power of Attorney for Servicer
EXHIBIT O	-	Form of Power of Attorney for Borrower
EXHIBIT P	-	Form of Collateral Custodian Certification

This LOAN AND SERVICING AGREEMENT is made as of March 15, 2021, among:

(1)            FBCC LENDING I, LLC, a Delaware limited liability company, as the Borrower (as defined below);

(2)            FRANKLIN BSP CAPITAL CORPORATION, a Delaware corporation, as the Transferor (as defined below);

(3)            FRANKLIN BSP CAPITAL ADVISER L.L.C., a Delaware limited liability company, as the Servicer (as defined below);

(4)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender (as defined below);

(5)            MORGAN STANLEY ASSET FUNDING, INC., as the Administrative Agent (as defined below);

(6)            U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Collateral Agent (as defined below); and

(7)            U.S. BANK NATIONAL ASSOCIATION, as the the Account Bank (as defined below) and the Collateral Custodian (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);

WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral (as defined below) to secure the payment in full of the Obligations (as defined below);

WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Borrower also desires to retain the Servicer to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein; and

WHEREAS, the Servicer desires to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Certain Defined Terms.

(a)            Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)            As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means U.S. Bank National Association, in its capacity as the “Account Bank” pursuant to the Control Agreement.

“Action” has the meaning assigned to that term in Section 8.04.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means, on any date of determination, for any Eligible Loan Asset, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset at such time and (b) the Assigned Value or Assigned Value (Broadly Syndicated Loan), as applicable, of such Eligible Loan Asset at such time, multiplied by the Outstanding Balance of such Eligible Loan Asset at such time. Notwithstanding the foregoing, the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset at such time shall be zero.

~~“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero for purposes of this Agreement.~~

“Administrative Agent” means Morgan Stanley Asset Funding, Inc., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Administrative Agent Fee Letter” means that certain fee letter agreement that shall be entered into between the Borrower and the Administrative Agent in connection with the transactions contemplated by this Agreement, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” has the meaning assigned to that term in Section 2.10(a).

“Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote more than 50% of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that a Person shall not be deemed to be an “Affiliate” of another Person solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Person (except if any such Person provides collateral for, guarantees or otherwise supports the obligations of the other such Person).

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, (a) an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral on such date, after giving effect to all Eligible Loan Assets added to and removed from the Collateral on such date minus (b) the Excess Concentration Amount.

“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets and Revolving Loans included in the Collateral on such date.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms hereof.

“Amortization Period” means the period commencing on the Commitment Termination Date and ending on the Collection Date.

“Anti-~~Money Laundering Laws” has the meaning assigned to that term in Section 4.01(hh)(iii).~~Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, and (c) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery or corruption.

“Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) require identification and documentation of the parties with whom a financial institution conducts business; or (c) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions

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Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the Patriot Act, and the Money Laundering Control Act of 1986. including the laws relating to prevention and detection of money laundering under 18 USC Section 1956 and 1957.

“Applicable Law” means for any Person, all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (a) on any day after the Ramp-Up Period and solely with respect to the calculation set forth in clause (a)(ii) of the definition of “Yield,” ~~1.125~~1.25%, and (b) otherwise, ~~2.00~~2.25% per annum; provided that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, which may be distributed via email, in the form attached hereto, or otherwise containing the same representations and information, as Exhibit A (provided that the Administrative Agent may, in its reasonable discretion, omit certain information from, or include additional information in, such Approval Notice), evidencing, among other things, the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, the Industry Classification, the Assigned Value or Assigned Value (Broadly Syndicated Loan), as applicable, for such Eligible Loan Asset, whether such Loan is a Broadly Syndicated Loan and the Advance Rate in respect of such Eligible Loan Asset.

“Approved Broker/Dealer” means any of Bank of America/Merrill Lynch; The Bank of Montreal; the Bank of New York Mellon, N.A.; The Bank of Nova Scotia; Barclays Bank plc; BMO Harris Bank N.A.; BNP Paribas; Citibank, N.A.; Credit Agricole S.A.; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; HSBC Bank; JPMorgan Chase Bank, N.A.; Lloyds TSB Bank; Morgan Stanley & Co. LLC; Natixis; Royal Bank of Canada; The Royal Bank of Scotland plc; Societe Generale; UBS AG; Jefferies LLC; and Wells Fargo Bank, National Association or such other Person mutually agreed between the Administrative Agent and the Borrower, it being understood that any Affiliate or legal successor of any of the foregoing shall be an Approved Broker/Dealer.

“Approved Valuation Firm” means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Duff & Phelps, (d) Houlihan Lokey Financial Advisors, Inc., (e) Murray Devine and (f) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Houlihan Lokey Financial Advisors, Inc. as the initial Approved Valuation Firm; provided, further, that, after the Closing Date, the Administrative Agent may, in its sole discretion, remove Houlihan Lokey Financial Advisors, Inc. and designate a new Approved Valuation Firm from among the previously agreed upon Approved Valuation Firms.

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~~“Asset Replacement Percentage” means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the assets that were indexed to the Benchmark Replacement for the Corresponding Tenor as of such calculation date and the denominator is the outstanding principal balance of the assets as of such calculation date.~~

“Assigned Documents” has the meaning assigned to that term in Section 2.12(b).

“Assigned Value” means, (A) with respect to any Pre-Approved Loan Asset, the value listed on Schedule VIII hereto and (B) with respect to any other Eligible Loan Asset (other than a Broadly Syndicated Loan), as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, (i) with respect to each Eligible Loan Asset originated by the Borrower, or originated by the Transferor or its Affiliates (other than the Borrower) within two (2) months of its sale or contribution to the Borrower, (a) if the origination price was greater than or equal to 97% of par, the par amount thereof and (b) otherwise, the origination price and (ii) for any other Eligible Loan Asset, the lowest of (a) 100%, (b) the Purchase Price, (c) the fair market value of such Eligible Loan Asset assigned on the Borrower’s books and records and (d) the value assigned by the Administrative Agent on the Cut-Off Date in its sole discretion, subject to the following provisions:

(i)            If a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (f) (solely with respect to a Material Modification described in clause (a), clause (c), clause (d) or clause (e) of the definition thereof) and clause (i) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will, automatically and without further action by the Administrative Agent, be zero.

(ii)            Unless a lower value applies in accordance with clauses (B)(ii)(a) through (B)(ii)(d) of this definition set forth above, upon the occurrence of a Value Adjustment Event in respect of any Eligible Loan Asset, the then-current Assigned Value thereof may be amended by the Administrative Agent in its sole discretion at any time and from time to time following such occurrence. The Borrower may dispute such adjusted Assigned Value pursuant to the following provisions:

(A)            The Borrower may, no later than one (1) Business Day after the Administrative Agent adjusts the Assigned Value pursuant to clause (ii) above (I) either (1) obtain two or more actionable bids from any Approved Broker/Dealers for the full principal amount of the Eligible Loan Asset (each, a “Third Party Bid”) or (2) obtain same day bid side pricing from Loan Pricing Corp. or IHS Markit Ltd. (or such other pricing service approved by the Administrative Agent in its sole discretion) with a minimum quote depth of three (3), in each case at its own expense or (II) request a valuation, at its own expense, from an Approved Valuation Firm. If the Borrower obtains two or more Third Party Bids pursuant to sub-clause (I)(1) above, then the average of such Third Party Bids shall be

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appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Basel III” means, with respect to any Affected Party, any rule, regulation or guideline applicable to such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III” shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Benchmark” means, initially, ~~Adjusted~~ Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Sections 12.01(c)-(e); provided, further that, in the event that the rate resulting from the sum of any Benchmark plus, if applicable, the Benchmark Replacement Adjustment shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1)	the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent to be the then-prevailing market convention

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the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein~~; or~~.

~~(3)~~	~~in the case of clause (4) of the definition of "Benchmark Transition Event," the fifth (5th) Business Day following the date of such Servicing Report~~.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative~~; or~~

~~(4)~~ 	~~the Asset Replacement Percentage is greater than 50%, as reported in the most recent Servicing Report~~.

For the avoidance of doubt, an "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

“Bond” means a U.S. dollar-denominated fixed rate or floating rate debt security or note (that is not a Loan Asset) that is issued by a corporation, limited liability company, partnership, trust or other person.

“Borrower” means FBCC Lending I, LLC, a Delaware limited liability company, together with its permitted successors and assigns in such capacity.

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“Facility Amount” means the aggregate Commitments as then in effect, which on the ~~Third~~Fourth Amendment Closing Date shall be $~~300,000,000,~~400,000,000, as such amount may be reduced pursuant to Section 2.16(b).

“Facility Maturity Date” means the earliest of (a) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), as of the date of this Agreement, and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fees” means (a) the Unused Fee, (b) the fees payable to the Administrative Agent pursuant to the terms of the Administrative Agent Fee Letter and (c) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenant Test” means a test that will be satisfied on any date of determination if the Transferor maintains (i) Unrestricted Cash plus (ii) Unpledged Capital Commitments plus (iii) Retained Principal Distributions plus (iv) undrawn commitments under credit facilities, in an aggregate amount in excess of 5% of the total indebtedness of the Transferor and its Subsidiaries.

“First Amendment Closing Date” means July 1, 2021.

“First Lien Loan” means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral, subject to any Permitted Working Capital Liens and any expressly permitted Liens under the Underlying Instrument for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, (c) for which Liens on the Related Collateral securing any other outstanding Indebtedness of the Obligor (excluding Permitted Working Capital Liens and expressly permitted Liens described in clause (a) above but including Liens securing Second Lien Loans) is expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Servicer determines in accordance with the Servicing Standard that the value (or the

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enterprise value) of the Related Collateral securing the Loan Asset on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00, and (f) that is not a Second Lien Loan, Unitranche Loan or FLLO Loan.

“FLLO Loan” means any Loan Asset that satisfies all of the requirements set forth in the definition of “First Lien Loan” except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan Asset will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.

“Floor” means, for any transaction under this Agreement, the benchmark rate floor (which shall not be less than zero), if any, provided for in this Agreement with respect to any Benchmark as determined for such transaction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, the Borrower with respect to employees outside the United States.

“Fourth Amendment Closing Date” means June 28, 2022.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Governmental Plan” has the meaning assigned to that term in Section 4.01(x).

“Grant” or “Granted” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hague Convention” has the meaning assigned to that term in Section 6.04(e).

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in the Facility Amount resulting from an Event of Default or the commencement of the Amortization Period.

“Principal Collection Subaccount” means a sub-account (account number 198082-202 at the Account Bank) of the Collection Account entitled “Principal Collection Subaccount,” into which Principal Collections shall be segregated.

“Principal Collections” means with respect to any date of determination, all amounts received by the Borrower during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Purchase Price” means, with respect to any Loan Asset, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by the Borrower for such Loan Asset; provided that if the actual price paid by the Borrower for such Loan Asset exceeds 100% of par, the Purchase Price shall be deemed to be 100%.

“Ramp-Up Period” means the earlier to occur of (i) the period beginning on the ~~First~~Fourth Amendment Closing Date and ending on the ~~nine~~three (~~9~~3) month anniversary thereof and (b) the closing date of each Permitted Securitization and ending on the nine (9) month anniversary thereof.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Loan Assets or maintained with respect to the Loan Assets and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

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“Recoveries” means, with respect to any Defaulted Loan, the proceeds from the sale of the Related Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset (without duplication) or the Related Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Recurring Revenue Loan” means any Loan Asset that is structured based on a multiple of the related Obligor’s Revenue.

“Redetermination Request” means a written request of the Borrower (or the Servicer on its behalf) to the Administrative Agent for the Administrative Agent to reset the Cut-Off Date in respect of a Loan Asset (and all relevant Eligible Loan Asset information set forth on Schedule I to the Approval Notice in respect of such Loan Asset), which redetermination shall occur in the Administrative Agent’s sole discretion.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~Adjusted~~ Term SOFR, the time set forth in the definition of Term SOFR and (2) if such Benchmark is not ~~Adjusted~~ Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning assigned to that term in Section 2.13.

“Registered” means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder and that is issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Related Asset” means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a)            any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)            all rights with respect to the Loan Assets to which the Transferor and/or the Borrower, as applicable, is entitled as lender under the applicable Underlying Instruments;

(c)            the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)            any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

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(e)            all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f)            all Insurance Policies with respect to any Loan Asset;

(g)            all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)            all records (including computer records) with respect to the foregoing; and

(i)            all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Related Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Release Date” has the meaning set forth in Section 2.07(b).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Period” means, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning, and including, on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means the 15th Business Day of such calendar month, commencing in April, 2021.

“Required Lenders” means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that if there are two or more unaffiliated Lenders party hereto as of the applicable date of determination, then at least two unaffiliated Lenders shall be required to constitute the Required Lenders.

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“Revolving Period” means the period commencing on the Closing Date and ending on the day preceding the earlier to occur of (a) the Commitment Termination Date and (b) the Facility Maturity Date.

“S&P” means S&P Global Ratings, an S&P global business (and any successor or successors thereto).

“Sanctions” means any economic ~~and trade~~or financial sanctions or trade embargoes administered or enforced by ~~any of the following authorities: OFAC,~~the United States government (including OFAC and the U.S. Department of State), the European Union, Her Majesty’s Treasury (United Kingdom) ~~or~~, the United Nations Security Council or any other relevant sanctions authority.

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Underlying Instruments.

“Second Amendment Closing Date” means December 15, 2021.

“Second Lien Loan” means any Loan Asset (a) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Loan Asset, subject only to the prior Lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other expressly permitted Liens under the Underlying Instrument for such Loan Asset, including any “permitted liens” as defined in such Underlying Instrument, or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is “senior debt” and, except for the express lien priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) that the Servicer determines in accordance with the Servicing Standard that the value of the Related Collateral on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the “first lien” loan).

“Secured Obligations” has the meaning assigned to that term in Section 2.12(a).

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

“Senior Leverage Ratio” means, with respect to any Loan Asset or any portion of any Loan Asset, as applicable, for any period, the meaning of “Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Loan Asset, and in any case that “Senior Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including FLLO Loans) less

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“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(b)(ii).

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target Portfolio Amount” means $~~462,000,000.~~615,000,000.

“Tax Expense Cap” means, for any Payment Date, a per annum amount equal to $50,000.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term SOFR” means, with respect to any Advance for any day during a Remittance Period, the Term SOFR Reference Rate for a tenor of three months on such day, as such rate is published by the Term SOFR Administrator at 6:00 a.m. on the Term SOFR Determination Date for such Remittance Period; provided, however, that if as of 5:00 p.m. on the Term SOFR Determination Date the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator~~.“Term SOFR Adjustment” means a percentage equal to 0.10% per annum~~; provided, further, that if Term SOFR as so determined shall ever be less than zero, then Term SOFR shall be deemed to be zero for purposes of this Agreement.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” means, with respect to each Remittance Period, the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Remittance Period.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination/Reduction Notice” means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.

~~“Third Amendment Closing Date”means January 31, 2022.~~

“Total Borrower Capitalization” means, on any date of determination, the sum of (a) the Aggregate Adjusted Borrowing Value plus (b) the aggregate amount on deposit in the Principal Collection Subaccount.

“Total Leverage Ratio” means, with respect to any Loan Asset for any period, the meaning of “Total Leverage Ratio” or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that “Total Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness less Unrestricted Cash, in each case, as of the period of four (4) consecutive fiscal quarters most recently ended (or, if financial statements for any such quarter have not yet been delivered, for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered) on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended (or, if financial statements for any such quarter have not yet been delivered, for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered) on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“Transaction Documents” means this Agreement, any Assignment and Acceptance, the Purchase and Sale Agreement, the Control Agreement, the Administrative Agent Fee Letter, the Collateral Agent and Collateral Custodian Fee Letter, each Lender Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.

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definition is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

“Unused Fee” has the meaning assigned to that term in Section 2.09.

“Unused Fee Rate” means a rate equal to 0.50% per annum.

“Value Adjustment Event” means the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)            with respect to any Loan Asset (other than a Broadly Syndicated Loan or a Recurring Revenue Loan), (i) the Cash Interest Coverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument is less than 1.50:1.00 or decreases by more than 15.0% from the Cash Interest Coverage Ratio as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (i) or (ii) either (A) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equal or exceeds 1.00:1.00 or (B) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20.0% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (ii);

(b)            with respect to any Loan Asset, an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(c)            with respect to any Loan Asset, any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date;

(d)            with respect to any Loan Asset, a Bankruptcy Event with respect to the related Obligor (after giving effect to any applicable grace or cure period thereunder);

(e)            with respect to any Loan Asset (other than a Broadly Syndicated Loan), the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Loan Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly, but which shall in no case exceed ~~ninety~~sixty (~~90~~60) days after the end of each quarter and one hundred and ~~fifty~~twenty (~~150~~120) days after the end of each fiscal year~~,~~  (or, ~~solely in the case of new assets originated in the fourth quarter of any such fiscal year, one hundred and eighty (180) days after the end of any such fiscal year~~in each case, such longer period as permitted by the Underlying Instruments solely for the reporting period occurring immediately after such Loan Asset was originated);

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adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard.

(ff)       Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(gg)      Environmental. With respect to each item of Related Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Materials of Environmental Concern into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment, in each case, except as otherwise specified in the Underlying Instruments pertaining to such Loan Asset. As of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(hh)      Anti-Terrorism; OFAC; Anti-Corruption.

(i)            None of the Borrower nor any of its Affiliates nor, to the knowledge of the Borrower, any Obligor ~~(i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions~~is a Person that is, or is owned or controlled by one or more Persons that is, (x) the subject of any Sanctions or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People's Republic and the Luhansk People's Republic).

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(ii)           None of the Borrower nor any of its Affiliates is a foreign shell bank. For purposes of the foregoing, “foreign shell bank” means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)          No part of the proceeds of any Advance will be used by the Borrower or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), ~~(i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable anti-money laundering laws, rules or regulations, including the Patriot Act, as amended (collectively, “Anti-Money Laundering Laws”); or (iii~~nor will the Borrower or any of its Affiliates lend, contribute or otherwise make available such proceeds to any Person, (x) to fund any activities or business of or with any Person~~,~~ or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, ~~or~~(y) to fund or facilitate any money laundering or terrorist financing activities, or (z) in any other manner that would cause or result in a violation ~~by any Person of any Sanctions~~of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by any Person (including any party to this Agreement).

(iv)          No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)           The Borrower acknowledges by executing this Agreement that the Lenders (or the Administrative Agent on their behalf) have notified the Borrower that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Borrower or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Borrower (including the name and address of such Person) in accordance with the Patriot Act.

(vi)          The Borrower and its Subsidiaries and Affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions.

(ii)            Confirmation from Transferor. The Borrower has received in writing from the Transferor confirmation that the Transferor will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.

(jj)         Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and

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such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code. No Servicer ERISA Event has occurred or is reasonably expected to occur that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability.

(p)           Anti-Terrorism; OFAC; Anti-Corruption.

(i)            None of the Servicer nor any of its Affiliates nor, to the knowledge of the Servicer, any Obligor ~~(i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions~~is a Person that is, or is owned or controlled by one or more Persons that is, (x) the subject of any Sanctions, or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People's Republic and the Luhansk People's Republic).

(ii)            None of the Servicer nor any of its Affiliates is a foreign shell bank. For purposes of the foregoing, “foreign shell bank” means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)            No part of the proceeds of any Advance will be used by the Servicer or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), ~~(i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable Anti-Money Laundering Laws; or (iii~~nor will the Servicer or any of its Affiliates lend, contribute or otherwise make available such proceeds to any Person, (x) to fund any activities or business of or with any Person~~,~~ or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, ~~or~~(y) to fund or facilitate any money laundering or terrorist financing activities, or (z) in any other manner that would cause or result in a violation ~~by any Person of any Sanctions~~of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by any Person (including any party to this Agreement).

(iv)            No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

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(v)            The Servicer acknowledges by executing this Agreement that Lenders (or the Administrative Agent on their behalf) have notified the Servicer that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Servicer or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Servicer (including the name and address of such Person) in accordance with the Patriot Act.

(vi)            The Servicer and its Subsidiaries and Affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions.

(q)            Environmental. With respect to each item of Related Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Materials of Environmental Concern into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment, in each case, except as otherwise specified in the Underlying Instruments pertaining to such Loan Asset. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened.

(r)            No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(s)            Instructions to Obligors. The Collection Account is the only account to which Obligors, agent banks or administrative agents on the Loan Assets have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral.

(t)            Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(u)            Servicer Default. No event has occurred and is continuing which constitutes a Servicer Default (other than any Servicer Default which has previously been disclosed to the Administrative Agent as such).

(v)            Broker/Dealer. The Servicer is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.

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(i)            authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement and the Secured Parties hereby authorize the Borrower to file such continuation statements; and

(ii)            deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(gg)      Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii), and neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(hh)      Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub-clauses (i) through (vi) (inclusive) of Section 4.01(hh) shall be deemed herein restated and, mutatis mutandis, construed as covenants made and given under this Section 5.01.

(ii)            ~~(hh)~~ Notices; Material Information, etc. The Borrower shall, within five (5) Business Days after filing, provide to the Administrative Agent and the Required Lenders written notification of the filing of any litigation against the Borrower or the Transferor which, if a judgment were to be obtained by the plaintiff, would result in the occurrence of an Event of Default or otherwise cause a Material Adverse Effect.

(jj)      ~~(ii)~~ Other Reporting. The Borrower shall provide the Administrative Agent and the Required Lenders, simultaneously with delivery to the Transferor, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by the Borrower and furnished to the Transferor, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Borrower LLC Agreement, and any notice relating in any way to the misconduct of the Borrower or the Servicer. In respect of the foregoing, the Borrower shall disseminate such information to the Administrative Agent and the Required Lenders either through mailings, email delivery or by posting such information on its website and giving the Administrative Agent and each Lender access thereto.

(kk)      ~~(jj)~~ Other Information. The Borrower shall deliver to the Administrative Agent and the Required Lenders, (i) promptly following the Administrative Agent’s request, in any event within five (5) days of such request, such other information, financial or otherwise, with respect to the Borrower and the Collateral, as the Administrative Agent may reasonably request from time to time and (ii) promptly following any change in the information provided in

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  provided that it is understood and acknowledged that the Borrower will be disregarded as an entity separate from the Transferor for U.S. federal income tax purposes.

~~(r)       Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (v) (inclusive) of Section 4.01(hh) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 5.02.~~

Section 5.03      Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)            Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral or any part thereof.

(b)            Preservation of Company Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)            Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with its undertaking as the Servicer.

(d)            Keeping of Records and Books of Account.

(i)            The Servicer will maintain and implement administrative and operating procedures (including, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii)            Subject to Section 6.11, the Servicer shall permit the Administrative Agent, each Lender or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters (provided that the Servicer shall not be liable for the costs and expenses of more than one (1) such visits in any calendar year unless an Event of Default has occurred and is continuing). Prior to the

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(u)            Disregarded Entity. The Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(v)            Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (~~v~~vi) (inclusive) of Section 4.03(p) shall be deemed ~~here~~herein restated and, mutatis mutandis, construed as covenants made and given under this Section 5.03.

(w)            Value Adjustment Event. The Servicer will provide the Administrative Agent (with a copy to the Collateral Agent) promptly upon becoming aware thereof written notice of the occurrence of any Value Adjustment Event with respect to any Eligible Loan Asset of which the Servicer has knowledge or has received notice.

Section 5.04      Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)            Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)            the Servicer has delivered to the Administrative Agent and the Required Lenders an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii)            the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and the Required Lenders;

(iii)            after giving effect thereto, no Event of Default or Servicer Default or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Default shall exist; and

(iv)            other than with respect to consolidation, merger, conveyance or transfer with or to an Affiliate of the Servicer, the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.

(b)            Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the address set forth

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SCHEDULE IV

LOAN ASSET SCHEDULE

For each Loan Asset, the Borrower shall provide, as applicable, the following information:

(a)	Loan Asset Number

(b)	Obligor Information

(c)	The currency denomination of such Loan Asset

(d)	Loan Asset Type (First Lien Loan, Second Lien Loan, FLLO Loan, Unitranche Loan)

(e)	Whether such Loan Asset is a term loan, a Delayed Draw Loan Asset or a Revolving Loan

(f)	Whether such Loan Asset is a Broadly Syndicated Loan

(g)	Other than with respect to a Broadly Syndicated Loan, whether such Loan Asset is a Cov-Lite Loan Asset

(h)	Whether the rate of interest is floating or fixed

(i)	Rate of interest (and reference rate)

(j)	Libor (London Inter-Bank Offered Rate) floor or ~~Adjusted~~ Term SOFR floor (if applicable)

(k)	PIK Percentage

(l)	Industry Classification

(m)	The Moody’s and S&P’s facility rating and corporate rating of such Loan Asset

(n)	The name of the sponsor of such Loan Asset

(o)	Outstanding Balance

(p)	Any Unfunded Exposure Amount (if applicable)

(q)	Par Amount

(r)	Tranche size

(s)	Scheduled maturity date

(t)	The Cut-Off Date for such Loan Asset

(u)	Date of the last delivered Obligor financials

Sch. IV-1

ANNEX A

Lender	Commitment	I/O Notional Loan Amount	I/O Notional Loan Lender Percentage
Morgan Stanley Bank, N.A.	$~~150,000,000~~250,000,000	$~~300,000,000~~400,000,000	100%
Canadian Imperial Bank of Commerce	$150,000,000	$0	0%
Total	$~~300,000,000~~400,000,000	$~~300,000,000~~400,000,000	100%

Annex A-1